Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES

FISCAL YEAR 2013 THIRD QUARTER AND FIRST NINE MONTHS RESULTS

GREEN BAY, WI (August 13, 2013)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of contract wet and dry wipes converting in North America and a provider of specialty printing services and business imaging products, today announced that fiscal year 2013 third quarter sales were $24,820,000, compared to $28,528,000 for 2012 third quarter sales. For the first nine months of fiscal 2013, sales were $77,335,000, compared to $78,344,000 for the first nine months of fiscal 2012.

Net income per diluted share for the third quarter of fiscal 2013 was $0.20 per share compared to a net income per diluted share of $0.15 for the third quarter of fiscal 2012. For the first nine months of fiscal 2013, net income per diluted share was $0.40 per share compared to a net loss per diluted share of $0.11 for the first nine months of fiscal 2012.

In commenting on the results, Jim Robinson, Tufco’s President and CEO said, “The Company had lower sales volumes in the third quarter and first nine months of fiscal 2013 compared to the same periods of fiscal 2012.  We achieved improved profitability in the first nine months of fiscal 2013 over the same period in fiscal 2012.  Management has an ongoing focus to increase sales and reduce operating costs at both our Green Bay and Newton operations.”

“Additionally, we continue to reduce borrowings under our credit facility and have reduced bank debt by over $5,000,000 in the last nine months,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing and warehousing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2013 results in comparison to fiscal 2012 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation or non renewal of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, the Company’s inability to benefit from any general economic improvements, react to material increases in the cost of raw materials or competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to comply with the financial covenants in its credit facility, the Company’s ability to extend or refinance its credit facility upon expiration, the Company’s ability to sustain profitable operations, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, the Company’s ability to improve the run rates for its products, and changes to regulations governing its operations or other factors beyond the Company’s control. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000’s)

	June 30, 2013	September 30, 2012
ASSETS

Cash	$7	$8
Accounts Receivable—Net	13,003	16,457
Inventories—Net	14,554	17,450
Other Current Assets	838	551
Total Current Assets	28,402	34,466

Property, Plant and Equipment—Net	15,117	15,848
Goodwill	7,212	7,212
Other Assets—Net	136	130
Total	$50,867	$57,656

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$2,160	$7,280
Current Portion of Note Payable	286	274
Accounts Payable	6,664	10,618
Accrued Liabilities	495	615
Other Current Liabilities	660	670
Total Current Liabilities	10,265	19,457

Long-Term Debt	277	494
Deferred Income Taxes	2,839	1,989

Common Stock and Paid-in Capital	25,688	25,655
Retained Earnings	13,955	12,218
Treasury Stock	(2,157)	(2,157)
Total Stockholders’ Equity	37,486	35,716

Total	$50,867	$57,656

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000’s except share and per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Net Sales	$24,820	$28,528	$77,335	$78,344

Cost of Sales	21,986	25,955	70,150	74,613

Gross Profit	2,834	2,573	7,185	3,731

SG&A Expense	1,449	1,472	4,281	4,264
Gain on Asset Sales	—	—	—	—
Operating Income (Loss)	1,385	1,101	2,904	(533)

Interest Expense	37	69	144	206
Interest Income and Other Income	—	—	(9)	(8)
Income (Loss) Before Income Taxes	1,348	1,032	2,769	(731)

Income Tax Expense (Benefit)	503	385	1,033	(273)

Net Income (Loss)	$845	$647	$1,736	$(458)

Net Income (Loss) Per Share:
Basic	$0.20	$0.15	$0.40	$(0.11)
Diluted	$0.20	$0.15	$0.40	$(0.11)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947	4,308,947	4,308,947
Diluted	4,328,894	4,309,721	4,321,566	4,308,947